Exhibit 10.1
September 29, 2005
Diane N. Brundage
930 Meadow road
Aptos, CA 95003
Dear Diane,
On behalf of Dynamic Details, Incorporated (“DDi” or the “Company”), subject to the provisions set forth below, I am pleased to offer you the position of Senior Vice President — Sales of the.the Company. This terms of this offer are subject to approval of both the Board of Directors (the “Board”) and the Compensation Committee of the Board of DDi Corp. It is anticipated that appointment to this position (including as an executive officer of DDi Corp.) will be effective on the later to occur of (i) October 10, 2005 and (ii) the date on which you commence employment with the Company. In this position you will report to the CEO and will be responsible for managing the worldwide sales function (both printed circuit boards and assembly), including the pricing function and our DDi International business. The Company reserves the right to change your job duties, reporting structure and other employment terms in its discretion. Your compensation for this position will be as follows:
Base salary:
You will receive a salary, earned daily (totaling $225,000 annually) and paid on a weekly basis, subject to withholding tax and other deductions under the Company’s standard payroll practices. The Company offers automatic deposit for those employees who are interested.
Bonus:
In addition to your base salary, commencing in FY2006, you will be eligible to earn an annual performance-based bonus, a portion of which will be based upon achievement of annual financial objectives of the Company, and a portion of which will be based upon the accomplishment of your own job-specific goals. Such bonus will be earned daily and paid after the close of the calendar year. The details of the bonus plan will be set in conjunction with the completion of the Company’s Financial Plan and Business Plan for 2006, which plans are to be presented to the DDi Corp. Board of Directors in December 2005.
Equity:
Subject to approval of the Compensation Committee of the Board of Directors, you will be awarded options in common stock of DDi Corp. commensurate with your position and level of responsibility. Having completed its rights offering and obtained shareholder approval for a new equity plan, the Company is in the process of defining equity awards to its executives and will take into account the strategic importance of your position in recommending an award for you.

Diane Brundage
Employment offer Page 2 of 3
September 29, 2005
Severance:
You will be eligible to receive severance payments equal to 12 months’ base pay if, during the period commencing on the first day of your employment and ending on December 31, 2006, the Company terminates your employment for reasons other than cause. The details of this severance arrangement will be delineated in a separate agreement between you and the Company to be finalized prior to the commencement of your employment.
Other benefits:
As a member of the DDi team, you will be eligible to participate in the comprehensive benefit plans offered by the Company. These benefits currently include health, dental, vision, flexible spending, short-term disability, long-term disability and life insurance, with a portion paid by the employee. You will become eligible for these benefits the first of the month following your hire date. After meeting the eligibility requirements, you may also participate in the Company’s 401k plan. Information about these and other benefits will be discussed with you at your orientation. In addition, you will earn paid vacation at the rate of 3 weeks per year of service.
As an employee of DDi, you will be expected to abide by the Company rules and regulations. You will be required to sign and comply with the Employee Confidentiality and Invention Agreement, which requires, among other things, assignment of patent rights to any invention made during your employment with DDi, and nondisclosure of proprietary information. In order to ensure that the rights of your former employers are not violated, you agree that you will not bring with you to DDi or use at DDi any of your former employers’ trade secrets or proprietary information or property (including, databases and customer lists). In addition, you agree that in accepting a position or working at DDi, you are not violating a noncompetition agreement or any employment related agreement with a prior employer. Also, you agree that during the period of your employment with DDi, you will not, without the express written consent of DDi, engage in any employment or business activity other than for DDi.
This offer is contingent upon our verification of your business and personal references and is subject to your submission of an I-9 form and the satisfactory documentation regarding your identification and right to work in the United States. This form should be completed no later than three days after you begin employment.
As is customary with DDi employees and with employees of most other companies, you will not have an employment agreement with DDi. Rather, either you or DDi may terminate your employment at any time and for any reason whatsoever with or without notice. However, we request that in the event of a resignation, you give the Company at least two weeks’ notice. Your employment will be “at will”. This letter constitutes the entire agreement between DDi and you with respect to the terms of your offer of employment, supersedes all prior written and oral communication with you on the

DDi Corp., 1220 Simon Circle, Anaheim, CA 92806 714.688.7200, fax 714.688.7619

Diane Brundage
Employment offer Page 3 of 3
September 29, 2005
subject, and can only be modified by written agreement signed and delivered by the undersigned.
Diane, we look forward to having you join the DDi team. We believe that the Company will offer you a challenging opportunity that will utilize your expertise and experience. Please review this document and contact me if you have any questions. If this offer meets with your agreement, please indicate your acceptance by signing below and return an executed original to me in the provided courtesy envelope at your earliest convenience. We would like you to begin your full-time employment starting the week of October 10, 2005.
Sincerely,
/s/ BRUCE MCMASTER
Bruce McMaster
President & CEO
Dynamic Details, Incorporated
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Acceptance:
I hereby accept the terms of my employment with DDi subject to the provisions set forth above, including approval of the Board and its Compensation Committee, acknowledge that my employment with DDi is “at will”, and understand that these terms cannot be altered other than by an express writing signed by the President of Dynamic Details, Incorporated:

/s/ DIANE N. BRUNDAGE	September 29, 2005
Signature	Date

DDi Corp., 1220 Simon Circle, Anaheim, CA 92806 714.688.7200, fax 714.688.7619